Exhibit 6

        AMENDMENT TO THE EARTH TECHNOLOGY CORPORATION (USA)
                      1987 STOCK OPTION PLAN

          The Board of Directors has adopted an amendment ("Amendment") to The Earth Technology Corporation (USA) 1987 Stock Plan ("1987 Stock Option Plan" or "Plan"), which provides for an increase in the total number of shares of Earth Technology Common Stock subject to the Plan from 850,000 shares to 1,300,000 shares, of which up to 450,000 such shares may be issued as restricted stock.
The text of the Amendment is attached hereto as Annex F. The terms of the 1987 Stock Option Plan require stockholder approval of the Amendment.

          The Board of Directors has adopted the Amendment as part of its policy to further the long-term growth in earnings of Earth Technology by providing incentives to those officers and other employees who are or will be responsible for such growth; to facilitate the ownership of Earth Technology Common Stock by such officers and employees, thereby more closely identifying their interests with those of Earth Technology's stockholders; and to assist Earth Technology in attracting and retaining officers and other employees with experience and ability. Incentive stock plans such as the 1987 Stock Option Plan are an important part of this policy, and increasing the number of shares available for issuance under the plan will provide Earth Technology with greater flexibility in carrying out this policy. The Board believes that the Amendment reflects the best interests of Earth Technology and recommends its approval by stockholders.

          The summary that follows is subject to the actual terms of the Plan, which was originally adopted during the 1987 fiscal year, and amended (with stockholder approval) in 1991 and 1994. A copy of the Plan is on file with the Corporate Secretary of Earth Technology.

The Plan

          The Plan provides for the granting of non-qualified stock options ("NSOs"), performance stock options ("PSOs") and restricted stock. NSOs and PSOs are sometimes together referred to herein as "options." Unless the Plan is earlier terminated by the Board, no option or restricted stock may be granted under the Plan after 1997.

           The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, nor is the Plan a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended.

Plan Administration

          The Plan is administered by a committee of Earth
Technology's Board of Directors consisting solely of three or more "outside," independent directors of Earth Technology. Members of the committee do not receive any remuneration from the Plan. Committee members may be removed by the Board.

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Securities Subject to the Plan

          Following the Amendment, the Plan will cover 1,300,000 shares of treasury or authorized but unissued shares of Earth Technology Common Stock, of which up to 450,000 such shares may be issued as restricted stock.

          The Plan provides that, in the event of changes in the Earth Technology Common Stock by reason of a merger, reorganization, consolidation, recapitalization, common stock dividend, stock split or similar change, the committee will make appropriate adjustments in the aggregate number of shares under the Plan, the number of shares purchasable upon the exercise thereafter of any option previously granted and in the purchase price to be paid or the number of shares issuable pursuant to restricted stock awards.

Eligibility

          Options and restrict stock may be generated to eligible employees of Earth Technology or its subsidiaries as determined and selected by the committee, provided, however, that PSOs may only be granted pursuant to a management incentive plan, as described in the section entitled "Exercise of Options."

Exercise of Options

          The purchase price of stock purchased pursuant to the exercise of an NSO will be 100 percent of the fair market value of Earth Technology Common Stock on the date the option is granted and may be adjusted in accordance with the antidilution provisions described in "Securities Subject to the Plan." Upon the exercise of any option, the purchase price must be fully paid in cash, in Earth Technology Common Stock held for a minimum of 6 months, or a combination of both.

          PSOs may only be granted in lieu of cash or other taxable payments under a management incentive plan, and only if the total discount (from fair market value) on the exercise price for all shares subject to the PSO is less than or equal to the amount of such foregone cash or other taxable payment. PSOs are generally subject to the same terms as NSOs, except that the exercise price of a PSO shall be as determined by the committee, with a minimum exercise price equal to the greater of 35% of the fair market value of the Earth Technology Common Stock covered by the option on the date of grant, or $1.00.

          Options may be exercised in amounts determined by the committee for up to ten years and one day after the grant date or for such lesser period as the committee may determine. An option shall first become exercisable at such time as determined by the committee. Options that are not exercised during their terms will expire without value.

          The section entitled "Death -- Termination of Employment -- Assignment" describes the provisions that relate to the exercise of an option following termination of employment including death, disability or retirement.

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Restricted Stock Awards

      A restricted stock award is an award of common shares that may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of for some period of time after the date on which the award is granted ("restricted period"), as determined by the committee. The committee may also impose such other restrictions and conditions on a restricted stock award as it deems appropriate.

           During the restricted period, the employee will be entitled to vote the awarded shares and to receive dividends. If, during the restricted period, the employee's employment terminates for any reason, any shares remaining subject to restrictions will be forfeited by the employee and transferred to Earth Technology, except that the committee has the authority to waive any or all outstanding restrictions prior to the end of the restricted period with respect to certain types of termination of employment, and the authority to add such new restrictions as it deems appropriate. See the section entitled "Death -- Termination of Employment -- Assignment."

Death -- Termination of Employment -- Assignment

          In the event of termination of employment by reason of Normal Retirement (as defined in the Plan), any outstanding NSOs and PSOs shall become vested and immediately exercisable, the restricted period on any restricted stock shall lapse, and any further restrictions on NSOs, PSOs or restricted stock shall automatically terminate. NSOs and PSOs shall then be exercisable for a period of three years, or until the term of the option expires, whichever period is shorter.

          In the event of termination of employment by reason of Early Retirement (as defined in the Plan), any NSO or PSO that is not then exercisable by its terms, and any shares of restricted stock as to which the restricted period has not expired, shall thereupon be forfeited and returned to Earth Technology; provided, however, that the committee, in its discretion, has the authority to waive any such forfeiture and restrictions on options and restricted stock. Any outstanding options exercisable by their terms prior to the date of Early Retirement, and any options as to which any forfeiture or restrictions are waived, shall be exercisable for a period of three years, or until the term of the option expires, whichever period is shorter.

          In the event of termination of employment by reason of death or disability, any option otherwise exercisable at the date of termination shall be exercisable for a period of one year, or until the term of the option expires, whichever period is shorter. The restricted period as to shares of restricted stock will lapse as to a pro rata portion of the shares subject to restriction, and all other restricted stock shall forfeited, unless the committee exercises its discretion to waive such forfeiture and restrictions.

           In the event of termination of employment for any other reason, options otherwise exercisable at the date of termination shall be exercisable for a period of three months, or until the term of the option expires, whichever period is shorter. Shares of restricted stock subject to restriction on the date of termination will be forfeited, except that

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the committee may, in its discretion, waive such forfeiture and restrictions in the event of an involuntary termination of employment.

           Options are not assignable except by will, by the laws of descent and distribution.

 Amendment; Termination

          The Board of Directors of Earth Technology may terminate or amend the Plan at any time, except that stockholder approval is required for any amendment to (i) materially increase the maximum number of shares of stock which may be issued under the Plan (except for adjustments as set forth in the Plan); (ii) change the provisions as to the price of Options (except for adjustments as set forth in the Plan), (iii) materially increase the cost of the Plan or materially increase the benefits to participants; (iv) extend the period during which awards of Options or Restricted Stock may be granted; (v) extend the maximum period after the date of grant during which Options may be exercised; or (vi) materially modify the eligibility requirements.

Payment of Taxes

          Earth Technology has the authority to withhold an amount of Earth Technology Common Stock, or require participants to remit an amount in cash, sufficiently to satisfy federal, state and local withholding tax requirements to an any award made under the Plan or any exercise of an option or termination of the restricted period on restricted stock.

Certain Federal Income Tax Effects

          The following discussion of certain relevant federal income tax effects applicable to NSOs, PSOs and restricted stock granted under the Plan is a summary only, and reference is made to the Internal Revenue Code of 1986, as amended (the "Code"), for a complete statement of all relevant federal tax provisions. It is recommended that holders of NSOS or PSOs consult their tax advisers before exercise of any such option and before disposing of any shares of common stock acquired upon the exercise thereof.

           Options. In the case of an NSO or PSO, an employee generally will not be taxed upon the grant of such an option. Rather, at the time of exercise of such option, the employee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. Earth Technology will generally be entitled to a tax deduction at such time as and in the same amount that the employee recognizes ordinary income. Different rules may apply in the case of an employee who is an "insider" for purposes of federal securities laws.

          If shares acquired upon exercise of an option are later sold or exchanged, then the difference between the sales price and the fair market value of such stock on the date that ordinary income was recognized with respect thereto will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset to the employee) depending upon whether the stock has been held for more than one year after such date.

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          According to a published ruling of the Internal Revenue
Service, an employee who pays the option price upon exercise of an NSO, in whole or in part, by delivering shares of Earth Technology's Common Stock already owned by the employee will recognize no gain or loss for federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above for NSOs. With respect to shares acquired upon exercise which are equal in number to the shares surrendered, the basis of such shares will be equal to the basis of the shares surrendered, and the holding period of the shares acquired will include the holding period of the shares surrendered. The basis of additional shares received upon exercise will be equal to the fair market value of such shares on the date which governs the determination of the employee's ordinary income, and the holding period for such additional shares will commence on such date.

          Restricted Stock Awards. In the case of a restricted stock award, an employee generally will not be taxed upon the granted of such an award, but, rather, the employee will recognize ordinary income in an mount equal to the fair market value of Earth Technology's Common Stock at the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code). Earth Technology will be entitled to a deduction at the time when, and in the amount that, the employee recognizes ordinary income. However, an employee may elect (not later than 30 days after acquiring such shares) to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such employee at the time the restrictions lapse. Earth Technology will be entitled to a tax deduction at the time when, and to the extend that, income is recognized by such employee. However, if shares in respect of which such election was made are later forfeited, no tax deduction is allowable to the employee for the forfeited shares, and Earth Technology will be deemed to recognize ordinary income equal to the amount of the deduction allowed to Earth Technology at the time of the election in respect of such forfeited shares.

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          The following table sets forth the number of unexercised
stock options and shares of invested restricted stock outstanding under the 1987 Stock Option Plan as of August 26, 1994.

Name                                    Options Outstanding
----                                    -------------------

Diane C. Creel                                   58,000
Richard R. Pannell                               45,000
Creighton K. Early                               50,000
Robert A. Colonna                                11,000
Elizabeth R. Holbrook                            15,000

All current executive officers
as a group (not limited to Named
Executive Officers)                             297,497

All current directors (who are
not executive officers) as a group                  -0-

All nominees for election as
a director                                       45,000

All associates of any of such
directors, executive officers
or nominees                                         -0-

All other persons who own 5%
or more of outstanding options                      -0-

All employees, including all current
officers, who are not executive
officers, as a group                            430,387

          The Board of Directors unanimously recommends that stockholders vote FOR approval and adoption of the Amendment to the 1987 Stock Option Plan.

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